                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                               PBOC HOLDINGS, INC.
             -------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.01 per share
             -------------------------------------------------------
                         (Title of Class of Securities)



                                    971892104
             -------------------------------------------------------
                                 (CUSIP Number)


                                  June 5, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)

-------------------                                        -------------------
CUSIP No. 971892104
-------------------                                        -------------------
                                       13G

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Value Partners, Ltd., 75-2291866
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
--------------------------------------------------------------------------------
              NUMBER OF                  5     SOLE VOTING POWER
               SHARES
            BENEFICIALLY                       1,150,000
              OWNED BY                 -----------------------------------------
                EACH                     6     SHARED VOTING POWER
              REPORTING
             PERSON WITH                       0**
                                       -----------------------------------------
                                         7     SOLE DISPOSITIVE POWER

                                               1,150,000
                                       -----------------------------------------
                                         8     SHARED DISPOSITIVE POWER

                                               0**
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,150,000**
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                            [ ]

--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.12%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT
         **BUT SEE ITEM 5.

-------------------                                        -------------------
CUSIP No. 971892104
-------------------                                        -------------------
                                       13G

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Ewing & Partners, 75-2741747
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
--------------------------------------------------------------------------------
              NUMBER OF                  5     SOLE VOTING POWER
               SHARES
            BENEFICIALLY                       0
              OWNED BY                 -----------------------------------------
                EACH                     6     SHARED VOTING POWER
              REPORTING
             PERSON WITH                       0**
                                       -----------------------------------------
                                         7     SOLE DISPOSITIVE POWER

                                               0
                                       -----------------------------------------
                                         8     SHARED DISPOSITIVE POWER

                                               0**
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0**
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                            [ ]

--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0%**
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT
         **BUT SEE ITEM 5.

-------------------                                        -------------------
CUSIP No. 971892104
-------------------                                        -------------------
                                       13G

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Timothy G. Ewing, ###-##-####
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
              NUMBER OF                  5     SOLE VOTING POWER
               SHARES
            BENEFICIALLY                       0
              OWNED BY                 -----------------------------------------
                EACH                     6     SHARED VOTING POWER
              REPORTING
             PERSON WITH                       0**
                                       -----------------------------------------
                                         7     SOLE DISPOSITIVE POWER

                                               0
                                       -----------------------------------------
                                         8     SHARED DISPOSITIVE POWER

                                               0**
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0**
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                            [ ]

--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0%**
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT
         **BUT SEE ITEM 5.

                            STATEMENT ON SCHEDULE 13G

         This statement on Schedule 13G relates to the common stock, par value $.01 per share (the "Common Stock"), of PBOC Holdings, Inc. (the "Company"), and is filed by Value Partners, Ltd., a Texas limited partnership ("Value Partners"), Ewing & Partners, a Texas general partnership ("Ewing & Partners"), and Timothy G. Ewing ("Mr. Ewing"). Ewing & Partners is the general partner of Value Partners. Mr. Ewing and Ewing Asset Management, Inc., a Texas limited liability company ("EAM") are the general partners of Ewing & Partners, and Mr. Ewing is the managing general partner of Ewing & Partners. EAM is controlled by Mr. Ewing.

ITEM 1(a)         NAME OF ISSUER:

                  PBOC Holdings, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5900 Wilshire Boulevard
                  Los Angeles, California  90036

ITEM 2(a)         NAME OF PERSON FILING:

                  This Schedule 13G is filed by Value Partners, Ewing & Partners and Mr. Ewing.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                  RESIDENCE:

                  The principal business office of Value Partners, Ewing & Partners and Mr. Ewing is Suite 4660 West, 2200 Ross Avenue, Dallas, Texas 75201.

ITEM 2(c)         CITIZENSHIP OR PLACE OF ORGANIZATION:

                  Value Partners is a limited partnership formed under the laws of the State of Texas, Ewing & Partners is a general partnership formed under the laws of the State of Texas, and Mr. Ewing is a citizen of the United States of America.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share.

ITEM 2(e)         CUSIP NUMBER:

                  971892104

ITEM 3            REPORTING PERSON.

                  This Statement on Schedule 13G is filed pursuant to Rule 13d-1(c).

ITEM 4            OWNERSHIP.

                  See Items 5 through 11 on page 2 for Value Partners, page 3 for Ewing & Partners and page 4 for Mr. Ewing. The transactions in the Issuer's securities by Value Partners since May 19, 1998 are listed on Annex A attached hereto and made apart hereof.

                  Value Partners has the sole power to vote and dispose of the 1,150,000 shares of Common Stock beneficially owned by it. Value Partners does not share the power to vote or to direct the vote of, or the power to dispose or to direct the disposition of, the Common Stock owned by it. However, Ewing & Partners, as general partner of Value Partners, may be deemed, for purposes of determining beneficial ownership pursuant to Rule 13d-3, to have the shared power with Value Partners to vote or direct the vote of, and the shared power with Value Partners to dispose or direct the disposition of, the 1,150,000 shares of Common Stock owned by Value Partners. Mr. Ewing, as managing general partner of Ewing & Partners, may be deemed, for purposes of determining beneficial ownership pursuant to Rule 13d-3, to have the shared power with Value Partners to vote or direct the vote of, and the shared power with Value Partners to dispose or direct the disposition of, the 1,150,000 shares of Common Stock owned by Value Partners.

                  The filing of this statement on Schedule 13G shall not be construed as an admission that Mr. Ewing or Ewing & Partners is for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any of the 1,150,000 shares of Common Stock beneficially owned by Value Partners. Pursuant to Rule 13d-4, Mr. Ewing and Ewing & Partners disclaim all such beneficial ownership.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Inapplicable

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Inapplicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Inapplicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Inapplicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                  Inapplicable

ITEM 10           CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS          EXHIBIT 1

                  Joint Filing Agreement dated June 12, 1998 between Value Partners, Ewing & Partners and Mr. Ewing.

                                     ANNEX A

             Transaction             Buy/Sell       Quantity     Price per
                Date                                (shares)     Share ($)
             -------------------------------------------------------------
              05/19/98                 Buy           150,000     14.00
              05/20/98                 Buy           100,000     14.00
              05/21/98                 Buy           250,000     14.00
              05/26/98                 Buy            50,000     13.88
              05/27/98                 Buy           100,000     13.88
              05/28/98                 Buy           100,000     14.00
              06/01/98                 Buy            50,000     14.00
              06/03/98                 Buy           100,000     14.16
              06/04/98                 Buy           150,000     14.00
              06/05/98                 Buy           100,000     14.16
                                                   ---------
                                                   1,150,000

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Date:  June 12, 1998


                                         VALUE PARTNERS, LTD.

                                         By:  EWING & PARTNERS
                                              as General Partner


                                              By: /s/ TIMOTHY G. EWING
                                                 ----------------------------
                                                 Timothy G. Ewing
                                                 as Managing Partner

                                         EWING & PARTNERS

                                         By: /s/ TIMOTHY G. EWING
                                            ---------------------------------
                                             Timothy G. Ewing
                                             as Managing Partner


                                         /s/ TIMOTHY G. EWING
                                         ------------------------------------
                                         Timothy G. Ewing

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER              DESCRIPTION
------              -----------

  1                 Joint Filing Agreement